Exhibit 10.23

David L. Calhoun

Chairman & Chief Executive Officer

February 27, 2009

Mr. Itzhak Fisher

The Nielsen Company

770 Broadway

New York, New York 10003

Dear Itzhak:

This letter confirms your current terms of employment with The Nielsen Company. As the head of our Global Product Leadership organization, you report directly to me. You are responsible for guiding the strategy, development and delivery of all Nielsen product solutions to the global marketplace. You also have overall responsibility for our Online, Telecom, IAG, Claritas and Entertainment businesses as well as Global Measurement Science. You are based in our New York City office.

Your annualized base salary is $625,000, payable in bi-weekly installments of $24,038.46. Your base salary will be reviewed annually along with other company executives. Your 2009 annual incentive plan opportunity is $600,000 which is payable in accordance with the terms of that plan. Four weeks of annual vacation are provided.

As a full-time employee, you are eligible to participate in the company’s 401(k) and deferred compensation plans and the comprehensive benefits program including our medical, dental, group life and long-term disability plans. We also provide you with the following executive perquisites:

1.	annual car allowance of $15,600, payable bi-weekly;

2.	annual financial planning and tax assistance of up to $15,000; and

3.	annual executive physical assistance of up to $2,500.

These executive perquisites will be grossed-up for income taxes on an annual basis.

All amounts payable to you by the company will be subject to withholding for taxes in accordance with the normal payroll practices of the company. Your employment is on an “at-will” basis. This letter supersedes all prior letters covering the subject matter referred to above.

Itzhak, I look forward to working with you.

Sincerely,

/s/ David L. Calhoun
David L. Calhoun

Agreed:

/s/ Itzhak Fisher
Itzhak Fisher